Exhibit 99.2

Servotronics Announces Board Review of Strategic Alternatives

-- Engages Investment Bank Houlihan Lokey to Manage Review Process --

Elma, NY – March 17, 2025 -- Servotronics, Inc. (NYSE American – SVT), a designer and manufacturer of servo-control components and other advanced technology products, today announced that its Board of Directors has commenced a review of strategic alternatives for the Company.

“The Servotronics team has achieved significant progress in our transformation efforts over the past three years as a valued supplier to the commercial aerospace industry,” said Chairman of the Board of Directors Christopher Marks. “Our Board and leadership team see significant opportunities for continued growth given the strong fundamentals in our major markets. To enable this growth and better meet the needs of our customers, employees, and investors the Board has commenced a strategic review of alternatives for Servotronics. The Board will evaluate all options which may include investments of capital, sale of the Company, or continuing on our current path.”

“As our leadership embarks on this process, Servotronics will remain committed to our customers, providing them with the critical components they need. Our entire team will maintain our focus on our valued employees, suppliers and the communities where we operate, providing a solid foundation for future success and acceleration of our transformation process, regardless of the strategic path that is ultimately chosen,” concluded Chief Executive Officer William F. Farrell, Jr.

Servotronics has not set a timetable for completing this review or any transaction that may result. The Company notes that there can be no assurances as to the form and timing of any transaction as a result of this pursuit of strategic alternatives, or if any transactions will be consummated, and any final decisions remain subject to approval by the Servotronics Board of Directors. The Company does not intend to update the market on its progress unless or until it determines that further disclosure is appropriate or required by law.

Servotronics has appointed Houlihan Lokey as its lead financial advisor and Bond, Schoeneck & King PLLC as its legal counsel in connection with its review of strategic alternatives.

IMPORTANT INFORMATION

Servotronics, Inc. ("Servotronics" or the "Company") will file a proxy statement with the Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies for its annual meeting of shareholders. The Company will furnish the definitive proxy statement to its shareholders. Shareholders are strongly advised to read the proxy statement because it will contain important information from the Company. Shareholders may obtain a free copy of the proxy statement, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from www.sec.gov or the Company's website at https://servotronics.com/investor-relations/ as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

The Company, its directors and its executive officers may be deemed participants in the Company's solicitation of proxies from shareholders in connection with the matters to be considered at the upcoming annual meeting of shareholders. Information about the Company's directors and executive officers is set forth in the Company's Proxy Statement for its last Annual Meeting of Shareholders, which was filed with the SEC on April 11, 2024 and is available at the SEC's website at www.sec.gov or the Company's website at https://servotronics.com/investor-relations/. Additional information regarding the interests of participants in the solicitation of proxies in connection with the upcoming annual meeting of shareholders will be included in the definitive proxy statement that the Company will file with the SEC.

ABOUT SERVOTRONICS

Servotronics designs, develops, and manufactures servo controls and other components for various commercial and government applications including aircraft, jet engines, missiles, manufacturing equipment and other aerospace applications at its operating facilities in Elma and Franklinville, New York.

FORWARD-LOOKING STATEMENTS

This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this release, the words "project," "believe," "plan," "anticipate," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements involve numerous risks and uncertainties which may cause the actual results of the Company to be materially different from future results expressed or implied by such forward-looking statements. There are a number of factors that will influence the Company's future operations, including: uncertainties in today's global economy, including political risks, adverse changes in legal and regulatory environments, and difficulty in predicting defense appropriations, the introduction of new technologies and the impact of competitive products, the vitality of the commercial aviation industry and its ability to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components, the Company's ability to accurately align capacity with demand, the availability of financing and changes in interest rates, the outcome of pending and potential litigation, the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses' and governments' responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers' businesses, and on global supply chains, the ability of the Company to obtain and retain key executives and employees and the additional risks discussed in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE America